Exhibit 99.1

[VIVUS LETTERHEAD]

For More Information:

Investore: Christina Weisberger
(650) 934-5240 or weisberger@vivus.com

FOR RELEASE JANUARY 28, 2004, 4:00PM EST

VIVUS Reports Fourth Quarter and Full Year Financial Results

MOUNTAIN VIEW, Calif. (January 28, 2004) — VIVUS, Inc. (Nasdaq NM: VVUS), a specialty pharmaceutical company focused on research, development and commercialization of products proven to restore sexual function, today announced its financial results for the three and twelve months ended December 31, 2003.

Revenues for the fourth quarter were $9.0 million, compared to $7.9 million in the fourth quarter of 2002. For the three months ended December 31, 2003, VIVUS reported net income of $2.2 million or $0.06 net income per share, compared to a net loss of ($1.6) million or ($0.05) net loss per share, for the three months ended December 31, 2002.

For the year ended December 31, 2003, revenues were $27.4 million, compared to $22.3 million for the year ended December 31, 2002. VIVUS reported a net loss of ($26,000) or ($0.00) net loss per share, compared to a net loss of ($10.6) million or ($0.32) net loss per share, for the twelve months ended December 31, 2002. The decrease in the net loss in 2003 is due primarily to revenue recognized as the result of the resolution of our arbitration claim against Janssen Pharmaceutica International (Janssen) in the third quarter of 2003. Reduced operating expenses also contributed to the reduced loss. Excluding the arbitration award, which included reimbursement of legal fees, revenues would have been $22.4 million and VIVUS would have reported a net loss of ($5.4) million, ($0.15) net loss per share, for the twelve months ended December 31, 2003.

At December 31, 2003, VIVUS had cash, cash equivalents and available-for-sale securities of $48.3 million, an increase of $18.5 million from December 31, 2002. The increase is due primarily to the net proceeds of $16.4 million from a private placement in May 2003. VIVUS received an additional $4.0 million of cash in November 2003 as a result of the resolution of our arbitration claim against Janssen.

“The latter part of 2003 proved to be very strong financially for VIVUS,” said Leland F. Wilson, the company’s president and CEO. “Strong fourth quarter domestic sales were better than we expected. These sales in conjunction with the Janssen cash has given VIVUS a stronger balance sheet going into 2004. We are working diligently on the advancement of our development and clinical programs in male and female sexual health and look forward to communicating our progress in the upcoming months.”

About VIVUS

VIVUS is a specialty pharmaceutical company focused on research, development and commercialization of products proven to restore sexual function. In addition to currently marketed therapies, VIVUS has a strong pipeline that includes both new chemical entities and existing compounds that can be developed to address unmet medical needs. VIVUS’ business strategy applies the Company’s scientific and medical expertise to identify, develop and commercialize therapies that restore sexual function. For more information, please visit the Company’s Web site at: www.vivus.com.

The discussion above related to the arbitration award includes non-GAAP financial measures to alert the reader to the non-recurring nature of the award and its impact on the financial results for the year ended December 31, 2003.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate”, “believe”, “forecast”, “estimated” and “intend”, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement.

Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2002 and periodic reports filed with the Securities and Exchange Commission.

Financial Tables Follow

VIVUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended

	December 31	December 31	December 31	December 31
	2003	2002	2003	2002

	(unaudited)	(unaudited)	(unaudited)
Revenue
US product, net	$8,803	$7,526	$18,953	$20,962
International product	188	363	3,452	1,387
Other Revenue	—	—	5,033	—

Total revenue	8,991	7,889	27,438	22,349

Cost of goods sold	2,783	4,011	10,993	11,207

Gross profit	6,208	3,878	16,445	11,142

Operating expenses:
Research and development	1,773	3,821	7,724	13,281
Selling, general and administrative	2,520	2,549	9,839	10,556

Total operating expenses	4,293	6,370	17,563	23,837

Income (loss) from operations	1,915	(2,492)	(1,118)	(12,695)

Interest and other income	202	196	773	1,211

Income (loss) before income taxes	2,117	(2,296)	(345)	(11,484)

Benefit for income taxes	100	650	319	918

Net income (loss)	$2,217	$(1,646)	$(26)	$(10,566)

Net income (loss) per share:
Basic	$0.06	$(0.05)	$—	$(0.32)

Diluted	$0.06	$(0.05)	$—	$(0.32)
Shares used in per share computation
Basic	37,728	32,983	35,884	32,907

Diluted	38,040	32,983	36,366	32,907

VIVUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amount)

	December 31	December 31
	2003	2002*

	(unaudited)
Current assets:
Cash and cash equivalents	$13,097	$12,296
Available-for-sale securities	21,488	11,206
Accounts receivable	1,588	3,592
Inventories	3,109	1,358
Prepaid expenses and other assets	1,108	1,497

Total current assets	40,390	29,949
Property and equipment	8,220	10,084
Restricted cash	3,324	3,324
Available-for-sale securities, non-current	13,763	6,324

Total assets	$65,697	$49,681

Current liabilities:
Accounts payable	$2,917	$1,866
Accrued and other liabilities	7,374	9,109

Total current liabilities	10,291	10,975
Accrued and other long-term liabilities	4,171	4,321

Total liabilities	14,462	15,296

Stockholders' equity:
Common stock; $.001 par value; shares
authorized 200,000; shares outstanding -
December 31, 2003 37,788;
December 31, 2002 32,999;	38	33
Additional paid-in capital	152,093	135,005
Accumulated other comprehensive income	64	281
Accumulated deficit	(100,960)	(100,934)

Total stockholders' equity	51,235	34,385

Total liabilites and stockholder's equity	$65,697	$49,681

*	The Condensed Consolidated Balance Sheet at December 31, 2002 has been derived from the Company's audited financial statements at that date.